SUBSIDIARIES OF THE REGISTRANT

Exhibit 21.1

SUBSIDIARY	JURISDICTION OF INCORPORATION

Cynosure France	France

Cynosure GmbH	Germany

Cynosure K.K.	Japan

Cynosure UK Ltd.	United Kingdom

Cynosure Spain S.L.	Spain

Cynosure Securities Corporation	United States

Suzhou Cynosure Medical Devices Company Ltd.	China

Cynosure Mexico	Mexico

Cynosure Korea Limited	Korea

Cynosure Pty Ltd.	Australia

Palomar Medical Technologies GmbH	Germany

Palomar Japan K.K.	Japan

Palomar Medical Technologies S.L.	Spain

Cynosure B.V.	The Netherlands